Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2014 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 10:00 a.m. Eastern Time

The Woodlands, Texas, March 4, 2015 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2014.

“We enter 2015 in a strong financial position to develop our two lead drug candidates, telotristat etiprate and sotagliflozin,” said Lonnel Coats, Lexicon’s president and chief executive officer. “This year will be key for Lexicon as we complete a pivotal Phase 3 trial of telotristat etiprate in patients with carcinoid syndrome and initiate Phase 3 trials for sotagliflozin in patients with type 1 diabetes.”

In October 2014, Lexicon completed a collaboration agreement with Ipsen Pharma SAS for the commercialization of telotristat etiprate, with a focus on carcinoid syndrome, in markets outside the United States, Canada and Japan. Under the agreement, Lexicon is eligible to receive up to approximately $145 million in aggregate upfront and milestone payments, including an upfront payment of $23 million. In addition, Lexicon is entitled to receive royalties on net sales of telotristat etiprate by Ipsen.

Also in the fourth quarter of 2014, Lexicon completed concurrent debt and equity financings that resulted in gross proceeds of $293.4 million. After fees and offering expenses, the financings resulted in net proceeds of $286.0 million and are reflected in the company’s financial results as of December 31, 2014. In the aggregate, the financings consisted of the issuance of approximately 204.9 million shares of common stock, with gross proceeds of $205.9 million, and $87.5 million in aggregate principal amount of 5.25% convertible senior notes due 2021.

Progress in Clinical Pipeline

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Telotristat etiprate (LX1032): Lexicon is nearing completion of enrollment in TELESTAR, its pivotal Phase 3 clinical trial of telotristat etiprate in carcinoid syndrome, with the last patient expected to be randomized in March 2015. Telotristat etiprate is an inhibitor of tryptophan hydroxylase (TPH) that reduces peripheral serotonin production without affecting brain serotonin levels.

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Sotagliflozin (LX4211): Lexicon continues to progress with the initiation of Phase 3 clinical trials of sotagliflozin in type 1 diabetes, with the anticipation that enrollment will commence in the first half of 2015. Sotagliflozin is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2). In parallel with Phase 3, Lexicon is also progressing with a Phase 2 clinical trial of sotagliflozin in collaboration with JDRF, focused in individuals with type 1 diabetes younger than age 30 with high A1C, representative of a population of particularly high unmet need.

Financial Results

Revenues: Lexicon’s revenues for the three months ended December 31, 2014 increased to $21.5 million from $1.4 million for the corresponding period in 2013, primarily due to revenues recognized from the license and collaboration agreement with Ipsen Pharma SAS. For the year ended December 31, 2014, revenues increased to $22.9 million from $2.2 million for the corresponding period in 2013.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2014 decreased one percent to $20.0 million from $20.3 million for the corresponding period in 2013. For the year ended December 31, 2014, research and development expenses decreased to $89.3 million from $89.7 million for the corresponding period in 2013.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended December 31, 2014, the fair value of the Symphony Icon purchase liability increased by $0.9 million as compared to a decrease of $5.3 million in the corresponding period in 2013. For the year ended December 31, 2014, the fair value of the Symphony Icon purchase liability increased by $1.4 million as compared to a decrease of $2.2 million in the corresponding period in 2013.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2014 increased 17 percent to $4.0 million from $3.4 million for the corresponding period in 2013. For the year ended December 31, 2014, general and administrative expenses increased 13 percent to $19.4 million from $17.1 million for the corresponding period in 2013.

Impairment Loss on Buildings: In September 2014, Lexicon determined its buildings and land should be classified as assets held for sale. Lexicon recognized a non-cash impairment loss on its buildings of $13.1 million for the year ended December 31, 2014, as a result of writing down the buildings to the estimated net selling price.

Consolidated Net Loss: Net loss for the three months ended December 31, 2014 was $2.9 million, or $0.00 per share, compared to a net loss of $17.4 million, or $0.03 per share, in the corresponding period in 2013. Net loss for the year ended December 31, 2014 was $100.3 million, or $0.19 per share, compared to a net loss of $104.1 million, or $0.20 per share, for the corresponding period in 2013. For the three months and year ended December 31, 2014, net loss included non-cash, stock-based compensation expense of $1.5 million and $7.1 million, respectively. For the three months and year ended December 31, 2013, net loss included non-cash, stock-based compensation expense of $1.7 million and $7.4 million, respectively.

Cash and Investments: As of December 31, 2014, Lexicon had $339.3 million in cash and investments, as compared to $57.9 million as of September 30, 2014 and $129.1 million as of December 31, 2013.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2014 and financial guidance for 2015 at 10:00 a.m. Eastern Time on March 4, 2015. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 98067025. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through April 4, 2015.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of sotagliflozin (LX4211) and telotristat etiprate (LX1032), including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Collaborative agreements	$21,482	$1,376	$22,593	$2,109
Subscription and license fees	—	34	261	113
Total revenues	21,482	1,410	22,854	2,222
Operating expenses:
Research and development, including stock-based compensation of $825, $997, $4,020 and $4,376, respectively	20,031	20,263	89,279	89,682
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	910	(5,289)	1,428	(2,210)
General and administrative, including stock-based compensation of $672, $696, $3,061 and $3,045, respectively	3,988	3,412	19,411	17,121
Impairment loss on buildings	—	—	13,102	—
Total operating expenses	24,929	18,386	123,220	104,593
Loss from operations	(3,447)	(16,976)	(100,366)	(102,371)
Interest expense	(892)	(477)	(2,253)	(1,971)
Interest and other income, net	1,336	39	2,255	216
Consolidated net loss before taxes	(3,003)	(17,414)	(100,364)	(104,126)
Income tax benefit	70	—	70	—
Consolidated net loss.	$(2,933)	$(17,414)	$(100,294)	$(104,126)

Consolidated net loss per common share, basic and diluted	$—	$(0.03)	$(0.19)	$(0.20)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	593,694	513,523	534,432	513,117

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2014	2013
	(unaudited)
Cash and investments	$339,339	$129,128
Assets held for sale	23,849	—
Property and equipment, net	1,080	41,362
Goodwill	44,543	44,543
Other intangible assets	53,357	53,557
Total assets	471,376	274,160
Deferred revenue	14,297	13,600
Current and long-term debt	107,667	21,877
Other long-term liabilities.	23,535	32,386
Accumulated deficit	(1,104,252)	(1,003,958)
Total stockholders’ equity	284,018	170,163

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Contact for Lexicon:
Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com